Exhibit 24.1

POWER OF ATTORNEY

The undersigned constitutes and appoints Duck Kyun Kim as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, to sign any and all SEC statements of beneficial ownership of securities of NuScale Power Corporation (the “Company”) on Schedules 13D and/or 13G as required under Section 13 and Forms 3, 4 and 5 as required under Section 16(a) of the Securities Exchange Act of 1934, as amended, and any amendments thereto, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission (the “SEC”), the Company and any stock exchange on which any of the Company’s securities are listed, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each act and thing requisite and necessary to be done under said Section 13 and Section 16(a), as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof.

A copy of this power of attorney shall be filed with the SEC. The authorization set forth above shall continue in full force and effect until the undersigned revokes such authorization by written instructions to the attorneys-in-fact.

The authority granted hereby shall in no event be deemed to impose or create any duty on behalf of the attorneys-in-fact with respect to the undersigned’s obligations to file Schedule 13Ds, Schedule 13Gs or Forms 3, 4 and 5 with the SEC.

Dated: June 3, 2022

IBK SECURITIES CO., LTD.

By:	/s/ Suh Byung Ki
Name:	Suh Byung Ki
Title:	Chief Executive Officer